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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2001

Solomon Alliance Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0-29973	86-0843235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3025 Windward Plaza, Suite 300 Alpharetta, Georgia	30005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code) 770-753-3130

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

    On September 7, 2001, Solomon Alliance Group, Inc. ("SAGE") completed the acquisition of all the assets and technology of Synoptel Corporation ("Synoptel"), a developer of state-of-the-art proprietary equipment for broadband local multipoint distribution service ("LMDS"). In exchange for all of its assets, including technology, intellectual property, goodwill, solicitations for bids from potential customers and almost $1,000,000 in laboratory equipment and inventories, Solomon issued $3,000,000 of unsecured debt, with monthly payments beginning after one year. The purchase price was determined through arms' length negotiations among the parties.

    In addition to the acquisition, Dr. Krishna P. Pande Ph.D., President and CEO of Synoptel Corporation, formerly with Comsat and Sperry joined SAGE under a long-term employment contract. As President of SAGE's new LMDS subsidiary based on the Synoptel purchase, Dr. Pande will manage its operations and bring in the best engineers and technicians available to insure consistency in the development and marketing of the Synoptel technology.

    Due to its large bandwidth, LMDS enables a broad range of applications, including simultaneous distribution of high-speed Internet, Voiceover Internet Protocol ("VoIP"), public network access, on-demand video, interactive gaming, financial transactions, video streaming, remote security, distance learning and virtually any other high-speed data delivery.

    In 2000, Synoptel Corporation sought patent protection, developed its marketing program and commenced the field testing and marketing of its technology to customers. It also placed its first system into operation at customer locations in Malaysia. Even though the company limited its activities during the period of its negotiation with Solomon, Synoptel continued to receive inquiries and requests for bids on a regular basis from potential customers in several countries abroad and the United States.

Item 7. Financial Statements and Exhibits.

  (a)
  Financial Statements of business acquired.

    Not applicable.

  (b)
  Pro forma financial information.

    Not applicable.

  (c)
  Exhibits.

  99.1
  Copy of the Asset Sale and Purchase Agreement dated as of September 7, 2001 between Synoptel Corporation and Solomon Alliance Group, Inc.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Solomon Alliance Group, Inc. (Registrant)

Date September 24, 2001	By	/s/ THOMAS I. WESTON, JR. Thomas I. Weston, Jr., President & CEO

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SIGNATURES